                                                                     EXHIBIT 2.2



                     PARTNERSHIP INTEREST PURCHASE AGREEMENT

         PARTNERSHIP INTEREST PURCHASE AGREEMENT, dated as of April 26, 1998 (the "AGREEMENT"), among The Times Mirror Company, a Delaware corporation ("TMC"), Shepard's Inc., a Delaware corporation ("SHEPARD'S"), TM ShepCo, Inc., a Delaware corporation ("TM SHEPCO") (TMC, Shepard's and TM ShepCo, collectively, "SELLER"), Reed Elsevier Inc., a Massachusetts corporation ("REI"), and Reed Books Inc., a Delaware corporation ("RBI") (REI and RBI, collectively, "REED").

                                   WITNESSETH:

         WHEREAS, TMC entered into an Exchange Agreement dated as of July 3, 1996 (the "SHEPARD'S EXCHANGE AGREEMENT") with McGraw-Hill, Inc. ("MGH") pursuant to which TMC purchased all of the capital stock of Shepard's/McGraw-Hill, Inc., a Delaware corporation ("SMGH"), previously a wholly owned subsidiary of MGH, in a taxable transaction (the "SHEPARD'S PURCHASE");

         WHEREAS, by a Certificate of Amendment to its Certificate of Incorporation dated October 15, 1996, SMGH's name was changed to Shepard's Inc.;

         WHEREAS, Shepard's and TM ShepCo formed Shepard's Company, a Delaware general partnership (the "PARTNERSHIP"), pursuant to a short form partnership agreement dated October 16, 1996 (the "INITIAL PARTNERSHIP AGREEMENT"), pursuant to which Shepard's and TM ShepCo, each contributed the sum of one Dollar to the Partnership (the "PREVIOUS CONTRIBUTIONS");

         WHEREAS, pursuant to the Contribution to Capital and Assignment Agreement dated as of October 16, 1996, (i) TMC assigned to Shepard's the Contract Rights and the Contract Liabilities (each as defined therein) and (ii) Shepard's contributed to the Partnership all of the Shepard's Assets (as defined therein) and assigned to the Partnership all of the Contract Rights and the Contract Liabilities (subject to the assumption by the Partnership of the Assumed Liabilities (as defined therein)) in exchange for the issuance to Shepard's of all of the economic interest in the Partnership, other than that attributable to the Previous Contributions (the "ADDITIONAL PARTNERSHIP INTEREST" and, together with economic interest in the Partnership attributable to the Previous Contributions, the "100% PARTNERSHIP INTEREST");

         WHEREAS, pursuant to The Partnership Interest Purchase Agreement dated as of November 27, 1996, (the "1996 PURCHASE AGREEMENT"), Shepard's sold, and REI and RBI purchased, 49.99% and 0.01%, respectively, of the 100% Partnership Interest (such interests collectively, the "50% PARTNERSHIP INTEREST"); and

         WHEREAS, concurrently with the execution and performance of the 1996 Purchase Agreement, (i) Shepard's, TM ShepCo, REI and RBI entered into the Partnership Agreement dated as of November 27, 1996 amending and restating the Initial Partnership Agreement in its entirety, which Partnership Agreement was subsequently amended by an Amendment No. 1 to Partnership Agreement dated as of June 23, 1997 (as so amended, the "PARTNERSHIP AGREEMENT") and (ii) Shepard's and TM ShepCo caused the Partnership to admit REI and RBI as general partners with an aggregate initial 50% Partnership Interest and an initial Capital Account (in each case as defined in the Partnership Agreement) equal to those of Shepard's and TM ShepCo in the aggregate; and

         WHEREAS, REI wishes to purchase all right, title and interest of Shepard's and TM ShepCo in and to the Partnership and under the Partnership Agreement and Shepard's and TM ShepCo wish to sell, transfer and assign to REI all of their respective interest in and to the Partnership and under the Partnership Agreement, in each case in accordance with the terms, provisions and conditions hereinafter set forth.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written and hereby agree as follows:

                                    ARTICLE 1

                          SALE OF PARTNERSHIP INTERESTS

         SECTION 1.01. The Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing (as that term is defined in Section 1.02), Shepard's and TM ShepCo shall each, and TMC shall cause Shepard's and TM ShepCo to each, sell, transfer and assign to REI and REI shall purchase from Shepard's and TM ShepCo, all of Shepard's and TM ShepCo's right, title and interest in and to the respective Partnership Interest (as that term is defined in the Partnership Agreement) of each of Shepard's and TM ShepCo, and all right, title and interest of each of Shepard's and TM ShepCo in and under the Partnership Agreement (the "PARTNERSHIP AGREEMENT RIGHTS"), which sales, transfers, assignments and purchases are hereinafter collectively referred to as the "SALE."

         SECTION 1.02. The Closing. The closing of the Sale (the "Closing") will take place at a time and on a date (the "Closing Date") which shall be on the last business day of the calendar month during which the satisfaction or waiver of the conditions set forth in Article 2 occurs, at the offices of Gibson, Dunn & Crutcher, LLP, 200 Park Avenue, New York, New York 10166.

         SECTION 1.03. Payment of Purchase Price. Subject to the terms and conditions set forth in this Agreement, at the Closing, REI shall pay to Shepard's and TM ShepCo, as full payment for their Partnership Interests and Partnership Agreement Rights, $274,725,000 and $275,000, respectively, in immediately available funds by wire transfer to a bank account in the United States of America designated in writing to REI by the Sellers at least three business days prior to the Closing.



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                                    ARTICLE 2

                              CONDITIONS TO CLOSING

         SECTION 2.01. Conditions to All Parties' Obligations. The respective obligations of the parties hereto to consummate the Sale shall be subject to the satisfaction (or waiver by each party) as of the Closing Date of the following conditions:

                  (a) HSR Act; Other Governmental Approvals. Any waiting period applicable to the consummation of the Sale contemplated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT") shall have expired or have been terminated, and any other notice or approvals to or of any federal, state or foreign governmental authority with respect to the Sale shall have been either filed or received.

                  (b) No Order. No federal, state or foreign governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which remains in effect, and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the Sale.

                  (c) Closing Under the Merger Agreement. All of the conditions to the consummation of the merger contemplated by that certain Agreement and Plan of Merger of even date herewith by and among TMC, TMD, Inc., Matthew Bender & Company, Inc., Reed Elsevier U.S. Holdings Inc., CBM Acquisition Parent Co. and CBM Acquisition Corp. shall have been satisfied or waived and the closing thereunder shall have taken place concurrently with the Closing.

                  (d) Mutual Release. Seller and Reed shall have each executed and delivered on their own behalf and on behalf of their Affiliates to the other party a mutual release, in form reasonably satisfactory to each of them, releasing each of them and their Affiliates from any and all claims, liabilities and obligations arising out of the Partnership Agreement.

         SECTION 2.02. Conditions to Reed's Obligations. The obligations of Reed to consummate the Sale are subject to the satisfaction (or waiver of Reed) as of the Closing Date of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of each of Sellers made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, except as specifically contemplated by this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, and each of Sellers shall have performed or complied with, or shall have caused to be performed or complied with, in all material respects all obligations and covenants required by this Agreement to be performed or complied with by Sellers or their affiliates by the time of the Closing; and



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

REI shall have received from each of Sellers a certificate dated the Closing Date and signed by an authorized officer of such Seller confirming the foregoing.

                  (b) Certificates of Good Standing. Reed shall have received from Sellers a certificate as to each of the Sellers issued by the Secretary of State of Delaware, in each case evidencing such Seller's good standing in such state as of a date not more than ten days prior to the Closing Date.

                  (c) Resolutions. Reed shall have received from Sellers certified copies of resolutions duly adopted by their respective Boards of Directors authorizing the execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby and all such resolutions shall not have been revoked and shall remain in full force and effect.

         SECTION 2.03. Conditions to Sellers' Obligations. The obligations of Sellers to consummate the Sale are subject to the satisfaction (or waiver by Sellers) as of the Closing Date of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Reed made in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing, as though made on and as of the Closing Date, and Reed shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Reed or any affiliate of Reed by the time of the Closing; and Sellers shall have received from REI a certificate dated the Closing Date and signed by an authorized officer of REI confirming the foregoing.

                  (b) Certificates of Good Standing. Sellers shall have received from Reed certificates as to REI and RBI issued by the Secretaries of State of Massachusetts and Delaware respectively, evidencing the good standing of the applicable corporation in such state as of a date not more than ten days prior to the Closing Date.

                  (c) Resolutions. Sellers shall have received from Reed certified copies of resolutions duly adopted by the respective Boards of Directors of REI and RBI authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such corporation, and all such resolutions shall not have been revoked and shall remain in full force and effect.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Sellers hereby jointly and severally represent and warrant to Reed as follows:

         SECTION 3.01. Organization and Good Standing of Sellers. Each of Sellers is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of Sellers has all requisite corporate power and authority and possesses all governmental franchises,



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licenses, permits, authorizations and approvals necessary to enable it to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which would not have a material adverse effect on the ability of such party to consummate the Sale.

         SECTION 3.02. Authority. Each of Sellers has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary corporate action required to have been taken by or on behalf of Sellers by applicable law or its charter documents has been taken to authorize (a) the approval, execution and delivery on behalf of such party of this Agreement and (b) the performance by such party of its obligations under this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of each of Sellers, enforceable against it in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (ii) for the limitations imposed by general principles of equity (the foregoing exceptions set forth in clauses (i) and (ii) being referred to as the "ENFORCEABILITY EXCEPTIONS").

         SECTION 3.03. No Breach. The execution and delivery of this Agreement by Sellers do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Articles of Incorporation or Bylaws of any of the Sellers or (ii) except as set forth on Schedule 3.03 hereto, constitute a material breach or default or give rise to any lien, contract, or any material law, rule or regulation to which it or any material portion of its assets is subject.

         SECTION 3.04. Consents and Approvals. Neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions to which contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or foreign governmental or regulatory authority, except for notification pursuant to, and expiration or termination of the waiting period under, the HSR Act.

         SECTION 3.05. Ownership of Partnership Interests. Each of Shepard's and TM ShepCo owns, legally and beneficially, all right, title and interest in and to its respective Partnership Interest, free and clear of any liens, encumbrances or contractual or other rights of any third party, except solely those arising under the Partnership Agreement.

         SECTION 3.06. Partnership Agreement Rights. Neither Shepard's nor TM ShepCo has assigned, transferred or encumbered any of its Partnership Agreement Rights.

         SECTION 3.07. Transactions with Affiliates. There are no agreements or arrangements between the Partnership and TMC or any affiliate of TMC, other than Matthew Bender & Company, Inc., a New York corporation, in respect of which the Partnership will have any liability or obligation after the Closing Date (a "TMC AFFILIATE AGREEMENT").



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

         SECTION 3.08. On-Line License. To the knowledge of Kathryn M. Downing or James Imbriaco, the Partnership has no currently effective agreement or arrangement with any person other than REI that permits such other person to sell or sublicense the products or services of the Partnership in an on-line format (a "THIRD-PARTY ON-LINE AGREEMENT") beyond December 31, 1999.

         SECTION 3.09. Brokers. No broker, finder or investment banker other than Goldman, Sachs & Co. is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of Sellers.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF REED

         Reed hereby jointly and severally represent and warrant to each of Sellers as follows:

         SECTION 4.01. Organization and Good Standing of Reed. REI and RBI are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and the State of Delaware, respectively. Reed have all requisite corporate power and authority and possess all governmental franchises, licenses, permits, authorizations and approvals necessary to enable them to perform their obligations under this Agreement and to consummate the Sale.

         SECTION 4.02. Authority. Reed have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary corporate action required to have been taken by or on behalf of Reed by applicable law or its charter documents has been taken to authorize (a) the approval, execution and delivery on behalf of Reed of this Agreement and (b) the performance by Reed of their obligations under this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of each of REI and RBI, enforceable against it in accordance with its terms, except as the same may be limited by the Enforceability Exceptions.

         SECTION 4.03. No Breach. The execution and delivery of this Agreement by Reed do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with the organizational documents of Reed or
(b) constitute a material breach or default or give rise to any lien, third-party right of termination, cancellation, material modification or acceleration under any material agreement, understanding or undertaking to which Acquiror is a party or by which Reed is bound, or any material law, rule or regulation to which Reed or any material portion of Reed's assets is subject.

         SECTION 4.04. Consents and Approvals. Neither the execution and delivery of this Agreement by Reed nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except for notification pursuant to, and expiration or termination of the waiting period under, the HSR Act.



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         SECTION 4.05. Funding. Reed has, and on the Closing Date will have, on hand or committed, sufficient funds to perform its obligations hereunder and to consummate the Sale.

         SECTION 4.06. Brokers. No broker, finder or investment banker other than Morgan Stanley & Co. Incorporated is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Reed.

                                    ARTICLE 5

                              COVENANTS OF SELLERS

         SECTION 5.01. Encumbrances. Between the date hereof and the Closing Date, Sellers shall not permit, allow or suffer their Partnership Interests or Partnership Agreement Rights to be subjected to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind.

         SECTION 5.02. TMC Affiliate Agreements. Between the date hereof and the Closing Date, Sellers shall cause the Partnership not to enter into any TMC Affiliate Agreement.

         SECTION 5.03. Third-Party On-line Agreements. Between the date hereof and the Closing Date, Sellers shall, to the extent that they may otherwise have the authority to do so without the concurrence of the Management Committee or any other partners of the Partnership, cause the Partnership not to enter into any Third-Party On-line Agreement or to extend the term of, or otherwise materially amend, any existing Third-Party On-line Agreement.

         SECTION 5.04. Records. At the Closing, Sellers shall deliver to Reed all original books, records and files (collectively, "RECORDS") in the possession or under the control of Sellers related to the business and operations of the Partnership. Sellers may retain copies of any Records to the extent that they relate to Sellers' tax returns for taxable periods ended on or prior to the Closing Date.

         SECTION 5.05. Section 754 Election. Shepard's, as Tax Matters Partner of the Partnership, shall, pursuant to Section 13.2(c)(i) of the Partnership Agreement, cause the Partnership to make and include in the Partnership's 1997 federal income tax return an election under Section 754 of the Internal Revenue Code of 1986, as amended.

                                    ARTICLE 6

                                COVENANTS OF REED

         SECTION 6.01. Partnership Tax Returns. At the Closing, REI shall replace Shepard's as Tax Matters Partner of the Partnership and shall cause to be accurately prepared on a basis consistent with tax returns previously filed by the Partnership and timely filed all tax returns required to be filed for the Partnership after the Closing Date in connection with the transactions contemplated by this Agreement or with respect to any taxable period falling on or before the



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Closing Date and shall cause the Partnership to prepare and deliver in a timely manner to Sellers the applicable Schedule K-1.

                                    ARTICLE 7

                            COVENANTS OF BOTH PARTIES

         SECTION 7.01. Cooperation. The parties hereto shall cooperate with each other and shall cause their respective officers, employees, affiliates, agents, auditors and representatives to cooperate with each other after the Closing Date to ensure the orderly transfer of the Partnership Interests to REI and to minimize any disruption to the respective businesses of the Partnership or REI that might result from the transactions contemplated hereby.

         SECTION 7.02. Publicity. The parties hereto agree that, from the date of this Agreement through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of each other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow each other party reasonable time within any constraints imposed by such law, rule or regulation to comment on such release or announcement in advance of such issuance.

         SECTION 7.03. Anti-trust Notification. Each of TMC and REI will as promptly as practicable, but in no event later than ten Business Days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of TMC and REI shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. TMC and REI shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of TMC and REI will use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated hereby.

                                    ARTICLE 8

                                    INDEMNITY

         SECTION 8.01. Indemnification by Sellers. Sellers, jointly and severally shall indemnify Reed and their affiliates (including the Partnership) and each of their respective officers, directors, employees and agents and hold them harmless from any Losses (as defined in Section 8.07) suffered or incurred by any such indemnified party to the extent arising from



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(a) any failure of any representation or warranty of Sellers to be true and correct as of the Closing Date or (b) any breach by Sellers of any covenant contained in this Agreement.

         SECTION 8.02. Indemnification by Reed. Reed jointly and severally shall indemnify Sellers and their respective officers, directors, employees and agents against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from (a) any failure of any representation or warranty of Reed to be true and correct as of the Closing Date or (b) any breach by Reed of any covenant contained in this Agreement.

         SECTION 8.03. Termination of Indemnification. The obligation to indemnify and hold harmless a party hereto (a) pursuant to clause (a) of Section
8.01 and 8.02 shall terminate on the first anniversary of the Closing Date, and
(b) pursuant to clause (b) of each of Section 8.01 and 8.02, shall not terminate; provided, however, that as to clauses (a) and (b) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party hereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (setting forth the detailed basis of such claim) to the indemnifying party.

         SECTION 8.04. Procedures Relating to Indemnification. In order for a party (the "INDEMNIFIED PARTY") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "THIRD-PARTY CLAIM"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within 5 Business Days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

         If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal fees and expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expenses, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party



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shall have failed to give notice of the Third-Party Claim as provided above). If the indemnifying party chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

         SECTION 8.05. Losses Net of Insurance. The amount of any Losses for which indemnification is provided under this Article 8 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Losses.

         SECTION 8.06. Exclusive Remedy. In the absence of fraud or willful misconduct on the part of the indemnifying party, or any of its officers, directors, employees or agents in connection with the negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, the remedy contained in Sections 8.01 and 8.02 shall constitute the sole and exclusive remedy of the indemnified party (and its affiliates and each of their respective officers, directors, employees and agents) against the indemnifying party for Losses suffered or incurred in connection with this Agreement and the transactions contemplated hereby.

         SECTION 8.07. Losses. "LOSSES" for purposes of this Agreement means any and all damage, loss (including, without limitation, any diminution in the value of the assets of the Partnership), liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding).

                                    ARTICLE 9

                                     GENERAL

         SECTION 9.01. Partnership Agreement. The parties hereby waive all provisions of the Partnership Agreement that would otherwise be applicable to the Sale and stipulate that this Agreement is not an Offer pursuant to Article 11 of the Partnership Agreement.

         SECTION 9.02. Governing Law; Amendments. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law. Any provision of this Agreement may be amended or waived only if such amendment or waiver is signed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns; provided, however, that no party may assign any of its rights or obligation under this Agreement without the prior written consent of the other party.



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         SECTION 9.03. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                        THE TIMES MIRROR COMPANY


                                        By   /s/ THOMAS UNTERMAN
                                             -----------------------------------
                                             Name:  Thomas Unterman
                                             Title: Executive Vice President and
                                                    Chief Financial Officer


                                        SHEPARD'S INC.


                                        By   /s/ THOMAS UNTERMAN
                                             -----------------------------------
                                             Name:  Thomas Unterman
                                             Title: President


                                        TM SHEPCO, INC.


                                        By   /s/ THOMAS UNTERMAN
                                             -----------------------------------
                                             Name:  Thomas Unterman
                                             Title: President


                                        REED ELSEVIER INC.


                                        By   /s/ HENRY Z. HORBACZEWSKI
                                             -----------------------------------
                                             Name:  Henry Z. Horbaczewski
                                             Title: Vice President


                                        REED BOOKS INC.


                                        By   /s/ HENRY Z. HORBACZEWSKI
                                             -----------------------------------
                                             Name:  Henry Z. Horbaczewski
                                             Title: Secretary



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